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Exhibit Number 99.1

Investor Contact:	W. Larry Cash Executive Vice President and Chief Financial Officer (615) 373-9600

COMMUNITY HEALTH SYSTEMS, INC.
ANNOUNCES STRONG THIRD QUARTER 2002 RESULTS WITH NET
OPERATING REVENUES UP 32.7% AND EBITDA UP 18.0%

COMPLETED TWO HOSPITAL ACQUISITIONS DURING THIRD QUARTER ADDING 217 BEDS

        BRENTWOOD, Tenn. (October 23, 2002) - Community Health Systems, Inc. (NYSE: CYH) today announced strong financial and operating results for the third quarter and nine months ended September 30, 2002.

        Net operating revenues for the third quarter ended September 30, 2002, totaled $552.8 million, a 32.7% increase compared with $416.6 million for the same period last year. EBITDA for the third quarter of 2002 was $87.3 million, compared with $74.0 million for the same period last year, representing an 18.0% increase. Income before extraordinary item was $25.4 million, or $0.25 per share (diluted), compared with $10.0 million, or $0.11 per share (diluted), for the same period last year. Refer to page 4 for "Financial Highlights."

        During the third quarter of 2002, the Company refinanced its existing $1.1 billion credit agreement and repaid certain indebtedness. In connection with repayment of the existing credit agreement, the Company recognized a $5.2 million after-tax extraordinary loss on the early extinguishment of debt. After the extraordinary charge, net income was $20.2 million, or $0.21 per share (diluted), on 108.5 million weighted average shares (diluted) outstanding for the quarter ended September 30, 2002 (including the assumed conversion of the convertible notes), compared with $10.0 million, or $0.11 (diluted) per share, on 87.8 million weighted average shares (diluted) for the same period last year.

        The consolidated financial results for the third quarter ended September 30, 2002, reflect a 27.6% increase in admissions and a 27.2% increase in adjusted admissions, compared with the third quarter of 2001. On a same store basis, admissions increased 6.1%, adjusted admissions increased 6.0%, and net revenues increased 10.7% compared with the same period last year.

        Net operating revenues for the nine months ended September 30, 2002, totaled $1,616.9 million, a 33% increase compared with $1,216.1 million for the same period last year. EBITDA for the nine months ended September 30, 2002 was $267.2 million, an 18.7% increase compared with $225.1 million for the same period last year. Income before extraordinary item was $76.8 million, or $0.77 per share (diluted), for the nine months ended September 30, 2002, compared with $30.5 million, or $0.35 per share (diluted), for the same period last year. After the extraordinary charge, net income was $71.6 million, or $0.72 per share (diluted), on 108.4 million weighted average shares (diluted) outstanding for the nine months ended September 30, 2002 (including the assumed conversion of the convertible notes), compared with $30.5 million, or $0.35 per share (diluted), on 87.6 million average shares outstanding for the same period last year.

        The consolidated financial results for the nine months ended September 30, 2002, reflect a 26.7% increase in admissions and a 27.5% increase in adjusted admissions, compared with the same period last year. On a same store basis, admissions increased 4.6%, adjusted admissions increased 5.6%, and net revenues increased 9.4%, compared with the same period last year.

CYH Announces Third Quarter 2002 Results

October 23, 2002

        The 23.5% and 23.6% increases in the weighted average number of shares (diluted) outstanding for the third quarter and the nine months ended September 30, 2002, respectively, compared to the same periods last year, are due principally to the Company's concurrent stock and convertible debt offerings in October 2001 and the effects of the assumed conversion of the convertible notes. The impact of the assumed conversion of the convertible notes was not significant enough to cause reported fully diluted income per share before extraordinary item or net income per share to decrease.

        "Community Health Systems' outstanding financial and operating performance during the third quarter of 2002 reflects successful execution of our operating strategies," commented Wayne T. Smith, chairman, president and chief executive officer of Community Health Systems, Inc. "The Company delivered solid year-over-year growth trends on a consolidated basis reflecting contributions from recent hospital acquisitions as well as robust same-store revenue growth and admissions trends. We are very pleased with the momentum in our business and look forward to continued progress for the remainder of 2002."

        The Company completed two acquisitions of non-profit hospitals during the third quarter of 2002. With the acquisition of Lock Haven Hospital (77 beds) in Lock Haven, Pennsylvania and Memorial Hospital of Salem County (140 beds) in Salem, New Jersey, the number of hospitals owned or leased increased to 62 and the number of states in which the Company operates increased to 22. The other acquisitions completed during the first nine months of 2002 were Gateway Regional Medical Center (396 beds) in Granite City, Illinois, acquired on January 1, 2002, Helena Regional Medical Center (155 beds) in Helena, Arkansas, acquired on March 1, 2002, and Plateau Medical Center (90 beds) in Oak Hill, West Virginia, acquired on June 30, 2002. Each of these hospitals is the sole provider of general hospital services in its community.

        "Our acquisition strategy has been highly successful to date as Community Health Systems continues to lead the industry in selectively acquiring non-urban hospitals in attractive growth markets," added Smith. "We have already surpassed our goal for the year with five new hospitals added to our portfolio. In addition, the completion of a $1.2 billion senior secured credit facility has extended our credit terms and provided increased credit availability for future acquisitions. Our proven ability to assimilate these acquired hospitals into our system and enhance the level of healthcare services provided in their respective communities has continued to set a high standard for success in our industry."

        Located in the Nashville, Tennessee suburb of Brentwood, Community Health Systems is a leading operator of general acute care hospitals in non-urban communities throughout the country. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol "CYH."

        Community Health Systems, Inc. will hold a conference call to discuss this press release on Thursday, October 24, 2002 at 10:30 a.m. Central, 11:30 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company's web site at www.chs.net, or www.companyboardroom.com. To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and continue through November 24, 2002.

        Statements contained in this news release regarding expected operating results, acquisition transactions and other events are forward-looking statements that involve risk and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Community Health Systems, Inc. with the Securities and Exchange Commission, including the Company's Registration Statement on Form S-1 (Registration Statement No. 333-69064), Form 10-K for the year ended December 31, 2001, and Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements.

2

CYH Announces Third Quarter 2002 Results

October 23, 2002

COMMUNITY HEALTH SYSTEMS, INC.
Financial Highlights
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2002		2001	2002		2001
Net operating revenues	$552,841		$416,569	$1,616,942		$1,216,123
EBITDA (a)	$87,314		$74,026	$267,234		$225,104
Income before extraordinary item	$25,430		$10,041	$76,847		$30,540	(b)
Net income	$20,156		$10,041	$71,573		$30,540	(b)
Income per share before extraordinary item:
Basic	$0.26		$0.12	$0.78		$0.36	(b)
Diluted	$0.25		$0.11	$0.77		$0.35	(b)
Net income per share:
Basic	$0.21		$0.12	$0.73		$0.36	(b)
Diluted	$0.21	(c)	$0.11	$0.72	(c)	$0.35	(b)
Weighted average number of shares outstanding:
Basic	98,534		85,945	98,350		85,810
Diluted	108,513	(c)	87,833	108,371	(c)	87,648

(a)
Excludes minority interest in earnings.

(b)
Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142 "Goodwill and other intangible assets", related to the non-amortization of goodwill. The adoption of SFAS No. 142 caused a favorable increase of $0.06 per share for the three months ended September 30, 2002 and $0.19 per share for the nine months ended September 30, 2002. When comparing 2002 results to 2001 results, on a pro forma basis, the adoption of SFAS No. 142 would have resulted in net income for the nine months ended September 30, 2001 of $49.2 million or $0.56 per share (diluted), representing a $0.21 increase based on the smaller number of shares outstanding in that period. When compared to the 2001 pro forma results, income before extraordinary item and income per share before extraordinary item (diluted) results for the nine months ended September 30, 2002 would have increased 56.3% and 37.5%, respectively.

(c)
Adjusted to include employee stock options and assumed conversion of convertible notes. Since the income per share impact of the conversion of the convertible notes is less than the basic income per share for both periods presented, the convertible notes are dilutive and accordingly, must be included in the fully diluted calculation even though there is no actual decrease in the reported income per share before extraordinary item or net income per share (after tax interest savings of $2.2 million and $6.6 million, respectively and 8.6 million shares added to the number of weighted average diluted shares).

CYH Announces Third Quarter 2002 Results

October 23, 2002

COMMUNITY HEALTH SYSTEMS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001
Net operating revenues	$552,841	$416,569	$1,616,942	$1,216,123

Operating expenses:
Salaries and benefits	221,459	163,320	652,838	473,101
Provision for bad debts	52,351	38,384	149,970	112,343
Supplies	62,960	48,142	188,865	141,030
Other operating expenses	128,757	92,697	358,035	264,545
Depreciation and amortization	28,982	23,318	86,417	66,412
Amortization of goodwill	—	7,313	—	21,387
Minority interests in earnings	345	—	1,861	—

Total expenses	494,854	373,174	1,437,986	1,078,818

Income from operations	57,987	43,395	178,956	137,305
Interest expense, net	14,788	23,541	48,039	76,715

Income before income taxes	43,199	19,854	130,917	60,590
Provision for income taxes	17,769	9,813	54,070	30,050

Income before extraordinary item	25,430	10,041	76,847	30,540
Extraordinary loss from early extinguishment of debt, net of tax benefit of $3,372	5,274	—	5,274	—

Net income	$20,156	$10,041	$71,573	$30,540

Income per share before extraordinary item:
Basic	$0.26	$0.12	$0.78	$0.36

Diluted	$0.25	$0.11	$0.77	$0.35

Net income per share:
Basic	$0.21	$0.12	$0.73	$0.36

Diluted	$0.21	$0.11	$0.72	$0.35

Weighted average number of shares outstanding:
Basic	98,534	85,945	98,350	85,810

Diluted	108,513	87,833	108,371	87,648

CYH Announces Third Quarter 2002 Results

October 23, 2002

COMMUNITY HEALTH SYSTEMS, INC.
Selected Operating Data
(Unaudited)
($ in thousands)

	For the Three Months Ended September 30,
	Consolidated			Same Store
	2002*	2001	%Change	2002	2001	%Change
Number of hospitals (at end of period)	61	54		54	54
Licensed beds (at end of period)	6,023	4,935		4,810	4,935
Beds in service (at end of period)	4,753	3,788		3,934	3,788
Admissions	52,032	40,772	27.6%	43,267	40,772	6.1%
Adjusted admissions	97,848	76,905	27.2%	81,555	76,905	6.0%
Patient days	198,137	152,720	29.7%	158,531	152,720	3.8%
Average length of stay (days)	3.8	3.7		3.7	3.7
Occupancy rate (beds in service)	45.9%	44.4%		44.9%	44.4%
Net operating revenues	$552,841	$416,569	32.7%	$461,147	$416,659	10.7%
Net inpatient revenue as a % of Total net operating revenues	52.2%	50.9%		52.2%	50.9%
Net outpatient revenue as a % of Total net operating revenues	46.6%	47.9%		46.7%	47.9%
EBITDA as a % of net operating revenues	15.8%	17.8%		17.9%	17.8%
	For the Nine Months Ended September 30,
	Consolidated			Same Store
	2002*	2001	%Change	2002	2001	%Change
Number of hospitals (at end of period)	61	54		54	54
Licensed beds (at end of period)	6,023	4,935		4,810	4,935
Beds in service (at end of period)	4,753	3,788		3,934	3,788
Admissions	156,318	123,331	26.7%	129,008	123,331	4.6%
Adjusted admissions	289,070	226,705	27.5%	239,360	226,705	5.6%
Patient days	604,671	468,714	29.0%	480,926	468,714	2.6%
Average length of stay (days)	3.9	3.8		3.7	3.8
Occupancy rate (beds in service)	48.8%	47.0%		47.6%	47.0%
Net operating revenues	$1,616,942	$1,216,123	33.0%	$1,330,924	$1,215,999	9.4%
Net inpatient revenue as a % of Total net operating revenues	52.2%	51.0%		51.9%	51.0%
Net outpatient revenue as a % of Total net operating revenues	46.5%	47.8%		47.0%	47.8%
EBITDA as a % of net operating revenues	16.5%	18.5%		18.7%	18.5%

*
Does not include hospital acquired on September 30, 2002.

CYH Announces Third Quarter 2002 Results

October 23, 2002

COMMUNITY HEALTH SYSTEMS, INC.
Condensed Consolidated Balance Sheets
(Unaudited)
($ in thousands)

	September 30, 2002	December 31, 2001
ASSETS
Current assets:
Cash and cash equivalents	$117,530	$8,386
Patient accounts receivable, net	390,775	360,852
Other current assets	128,888	116,121

Total current assets	637,193	485,359

Property and equipment	1,240,617	1,066,959
Less accumulated depreciation and amortization	(258,900)	(200,425)

Property and equipment, net	981,717	866,534

Goodwill, net	1,048,402	999,525

Other assets, net	101,183	100,046

Total assets	$2,768,495	$2,451,464

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$15,597	$58,691
Accounts payable and accrued liabilities	306,176	231,681

Total current liabilities	321,773	290,372

Long-term debt	1,178,339	980,083

Other long-term liabilities	81,746	65,344

Stockholders' equity	1,186,637	1,115,665

Total liabilities and stockholders' equity	$2,768,495	$2,451,464

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COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES STRONG THIRD QUARTER 2002 RESULTS WITH NET OPERATING REVENUES UP 32.7% AND EBITDA UP 18.0%
COMPLETED TWO HOSPITAL ACQUISITIONS DURING THIRD QUARTER ADDING 217 BEDS
COMMUNITY HEALTH SYSTEMS, INC. Financial Highlights (Unaudited) (In thousands, except per share amounts)
COMMUNITY HEALTH SYSTEMS, INC. Condensed Consolidated Statements of Operations (Unaudited) (In thousands, except per share amounts)
COMMUNITY HEALTH SYSTEMS, INC. Selected Operating Data (Unaudited) ($ in thousands)
COMMUNITY HEALTH SYSTEMS, INC. Condensed Consolidated Balance Sheets (Unaudited) ($ in thousands)